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                                                                     Exhibit 3.1
                             AMENDMENT NO. 2 TO THE
                           SERIES A CONVERTIBLE STOCK
                           CERTIFICATE OF DESIGNATION

                  This AMENDMENT NO. 2, dated as of September 19, 2000, to the Certificate of Designation (the "CERTIFICATE") relating to the Series A Convertible Preferred Stock of e.spire Communications, Inc. (the "COMPANY").

                                   WITNESSETH:

                  WHEREAS, the Company has entered into those certain Purchase Agreements dated March 1, 2000 (the "PURCHASE AGREEMENTS"; capitalized terms defined therein being used herein as defined therein), with each of (i) The Huff Alternative Income Fun, L.P. ("HUFF"), (ii) Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. (together, "GREENWICH STREET") and (iii) the Honeywell International Inc. Master Retirement Fund ("HONEYWELL", together with Huff and Greenwich Street, the "Investors");

                  WHEREAS, in connection with the Purchase Agreements, the Company filed the Certificate with the Secretary of State of the State of Delaware (the "SECRETARY");

                  WHEREAS, the Company and the Investors (constituting all of the holders of the Series A Convertible Preferred Stock) wish to, and have consented to, amend certain provisions of the Certificate as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, it is hereby agreed to amend the Certificate as follows:

         1. To delete the reference to the "AT&T Facility" from the definition of "Secured Credit Facility" in Section 1 thereof.

         2. To change the references to Section "8(h)" in the last sentence of Section 6(h) thereof to "6(h)."

         3. To change the clause in Section 7(c)(ii) thereof reading "as additional dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock)" to read "any Additional Dividends (as defined in the certificate of designation with respect to the 14.75% Preferred Stock))".

         4. To change the clause in Section 7(c)(ii) thereof reading "as additional dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock)" to read "any Additional Dividends (as defined in the certificate of designation with respect to the 12.75% Preferred Stock))".

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         5.       To change the reference to clause (iii) in the proviso at the end of Section 7(c) thereof to a reference to clause (iv).

         6. To change the word "or" at the end of Section 8(b)(ii) thereof to read "and".

                  This Amendment No. 2 shall be filed with the Secretary and shall become effective as of the date hereof.


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                  Executed at _________________________ on the nineteenth day of
September, 2000.

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                                                              ------------------------------
                                                              George F. Schmitt
                                                              Acting Chief Executive Officer and
                                                              Chairman

Attest:
         ----------------------
         Juliette Pryor
         Secretary
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